Exhibit 10.1.1

AviancaTaca	Temporary Bonus Plan Associated with the Behavior of the AviancaTaca Holding Preferential Stock	Adopted on March 6th, 2012
Rev: 00

1.	General Purpose

To regulate the terms and conditions for the temporary Bonus plan associated with the behavior of the AviancaTaca Holding S.A. preferential stock, hereinafter the Plan.

This plan will have a term of 4 years to accredit the Bonus Units as of March 15, 2012, date of initiation of the plan, and a term of 5 years for the redemption of the accreditation percentages in the manner provided for herein.

2.	Plan Beneficiaries

The Plan Beneficiaries are the AviancaTaca Holding S.A. Board of Director members and the persons who act as CEO, Chief Operating Officer (COO), Chief Financial Officer (CFO), and Secretary General for the company in addition to the area vice presidents and division directors who perform administrative duties for the integrated operation of AviancaTaca.

AviancaTaca Holding S.A., along with the operating companies who act as employers of the persons who hold administrative positions in Aerovías del Continente Americano S.A. Avianca, Taca International Airlines S.A., Transamerican Airlines S.A., Tampa Cargo S.A., Líneas Aéreas Costarricenses S.A. Lacsa, and Aerolíneas Galápagos S.A. Aerogal, together the Operating Companies, will allocate the benefits in favor of the associated persons at February 29, 2012, called the Initial Beneficiaries, who must be registered in the Plan pursuant to the procedures set forth herein, and in favor of certain directors who become associated after such date, called the Additional Beneficiaries.

3.	Areas Responsible for the Implementation

The Human Talent Vice President’s Office, through the Performance and Executive Compensation Manager’s Office, will be responsible for ensuring the application hereof, including, for such purpose, the persons associated as AviancaTaca Holding S.A. Board of Director members although the same have no work relationship with any of the companies.

On behalf of AviancaTaca Holding S.A. and the Operating Companies, the Treasury Vice President’s Office will be responsible for coordinating the management regarding the operation of the Autonomous Trust created for administration of the Plan.

4.	Purpose of the Bonus Plan

The Plan is aimed at encouraging the performance level of the AviancaTaca Holding S.A. Board of Directors members and of the executive staff, up to the division director level, in order to align their performance with the results expected by the shareholders.

This purpose reflects the philosophy of the organization regarding the alignment of the incentives with the business performance by generating commitments to improve the company results that have an impact on the share value.

5.	Description of the Plan

5.1	Allocation of the Bonus Units

Holding S.A. preferential stock for each of the Redemption Periods taking into account the acknowledgement of their capacity as beneficiaries for each period. The allocation of the Bonus units will be made according to the percentages described in Annex 1 hereto. The Human Talent Vice President’s Office will make the accreditation to the Plan beneficiaries it determines pursuant to the requirements of applicability and eligibility, on the accreditation dates and in the percentages described in section 5.3 hereof.

5.2	Redemption Value of the Bonus Units

The value of each Bonus unit will result from calculating the difference between the average quote value for the AviancaTaca Holding S.A. preferential stock reported by the Colombian Stock Exchange during the 30 calendar days before each of the Bonus Redemption Dates and the underwriting price for the AviancaTaca Holding S.A. share (COP 5,000), provided that the result is a positive number; that is to say, that the quote average value for the share reported by the Stock Exchange is greater than COP 5,000.

5.3	Accreditation Periods and Percentages and Redemption Periods

The accreditation periods and percentages and the redemption periods will be as follows:

Annual Accreditation Periods and Accreditation Dates	Accreditation Percentage	Redemption Period
Accreditation Date for the First Year: March 15, 2013	25%*	From March 16, 2013 through March 15, 2018
Accreditation Date for the Second Year: March 15, 2014	25%	From March 16, 2014 through March 15, 2019
Accreditation Date for the Third Year: March 15, 2015	25%	From March 16, 2015 through March 15, 2020
Accreditation Date for the Fourth Year: March 15, 2016	25%	From March 16, 2016 through March 15, 2021

*	The 25% starts to be accredited on March 15, 2013, the date of the first anniversary.

5.4	Form of Redemption for the Bonuses

Within the Redemption Period and after obtaining the corresponding accreditation, the Plan Beneficiaries may redeem the Bonuses corresponding to each Accreditation Period as well as those received on previous Accreditation Dates still within the corresponding Redemption Period.

The Plan Beneficiaries must redeem the Bonuses of the corresponding Redemption Period following the rules below.

–	On each Redemption Date, the Plan Beneficiaries must only redeem 50% or 100% of the Bonus to which they are entitled on each Redemption Period.

–	In the event that the corresponding Plan Beneficiary redeems 50% of the Bonus to which it is entitled on each Redemption Period, it may redeem the other 50% of the Bonus to which it is entitled, provided that it does so within the corresponding Redemption Period and may simultaneously redeem Bonuses from another Redemption Period, provided that the corresponding Redemption Periods are effective.

6.	Applicability and Eligibility Requirements as Plan Beneficiaries

6.1.1	Applicability

The Plan will be applicable to the persons identified as Plan Beneficiaries by the Human Talent Vice President’s Office to whom it offers the Plan and who meet the registration requirements.

The executives who, at the time the Plan initiates, have been notified of their retirement from the company and/or have a retirement plan in execution cannot be part of the incentive plan.

This program applies only to the executives who have carried out the formalities to be registered with the Executive Performance and Compensation Manager’s Office. In the event that the program has been offered, payment will not proceed if such registration process has not been made.

6.1.2	Movement in the Administration Positions during the Term of the Plan

6.1.2.1	Promotion from Manager to Director. The bonus units will be given proportional to the time the person holds the position as Director by applying the approved accreditation table.

6.1.2.2	Promotion from Director to Vice President. The bonus units will be given proportional to the time the person held the position as Director and the time the person holds the position as Vice President by applying the approved accreditation table.

6.1.2.3	The bonus units for the promotions for positions that did not exist when the Plan is implemented will be taken from the provision for future allocations.

6.1.2.4	A Director Becomes Manager. The executive will be entitled to redeem the bonuses related to the Director position, which were accredited while performing as such, according to the accreditation dates and within the corresponding redemption period.

6.1.2.5	A Vice President Becomes Director. The executive will be entitled to redeem the bonuses related to the Vice President position, which were accredited while performing as such, according to the accreditation dates and within the corresponding redemption period, and will be entitled to receive the bonuses proportionally to the time the person performs as Director by applying the approved accreditation table.

6.1.3	New Hiring

The company will set aside 10% of the total Bonuses established herein for future allocations. Such bonuses will be given proportional to the time the position is held, taking into account the allocation for a similar position and as of the date on which the position is registered under the plan and only for the bonuses pending to be accredited as of the time in which the additional beneficiary capacity is acknowledged. That is to say, new beneficiaries will not have access to the accredited redemptions at the time of registration in the plan unless the work contract states otherwise.

6.1.4	Temporary Absences of the Executives due to Maternity Leave or Sick Leave

The executive who is temporarily absent due to maternity leave or sick leave will continue being entitled to accreditation and benefit redemption during the time of such absence.

6.1.5	Temporary Absences due to Paid Leaves and Unpaid Leaves over 180 days

The executive who is temporarily absent with or without payment for over 180 days will be out of the program during absence. When the person returns, he/she will be reactivated and the bonus will be accredited proportional to the time worked upon return, according to the accreditation table.

6.1.6	Regarding the Permanent Retirement of Executives

6.1.6.1	Termination due to the Voluntary Resignation of the Beneficiary or by Mutual Agreement between the Beneficiary and the Company or by Unilateral Decision by the Company due to Just Cause that is not a Serious Fault

The executive who resigns or whose contract is terminated by mutual agreement between the employee and the company or by unilateral decision by the company due to just cause that is not a serious fault:

•	Will be entitled to the bonuses accredited up to the time of his/her retirement;

•	Must redeem the bonuses accredited on the date of contract termination.

6.1.6.2	Termination by mutual agreement or by unilateral decision by the company due to a serious fault

The executive whose contract is terminated by mutual agreement between the employee and the company or by unilateral decision by the company due to just cause that is a serious fault will lose all of his/her bonus accreditation and redemption rights hereunder pending accreditation or redemption.

In the event that there is a serious fault that is notified to the plan beneficiary and the plan beneficiary resigns before the company makes any decision, the beneficiary will also lose all of the bonus accreditation and redemption rights hereunder pending accreditation or redemption.

6.1.6.3	Removal due to Retirement

The executive who retires while working for the company is entitled to:

•	The bonus accredited until the date of retirement.

The executive must redeem the accredited bonus on the date of contract termination.

6.1.6.4	Permanent Disability

The executive who is permanently disabled based on proven medical causes is entitled to:

•	The bonus accredited until the date of the permanent disability.

The executive must redeem the accredited bonuses on the date of contract termination.

6.1.6.5	Decease

Regarding executives who die while being hired by the company, their heirs will be entitled to:

•	The bonuses accredited until the date on which the executive dies. They may redeem them during the plan term maximum 90 days after the date on which the corresponding proceeding for settling the estate ends.

6.1.6.6	Retirement of the Board of Director Members

If a Board of Directors member registered under the plan retires from the Board of Directors, he/she:

•	Will be entitled to the bonuses accredited until the date of retirement.

•	Must redeem the accredited bonus on the date on which his/her capacity as Board member terminates.

6.	(sic) Logistics to Request the Redemption of the Bonus Units

The executive who is a plan beneficiary may request the redemption of his/her bonus units that have been accredited to him/her within the redemption periods defined in number 5.3. For such purpose:

•	The executive must complete the “Bonus Unit Redemption Request” form stating the number of bonus units he/she wants to redeem.

•	Once the bonus units have been settled, the payroll liquidation area will include the news according to the payroll calendar defined for each company and each country. The company can pay the whole or a part through the Trustee if it deems convenient.

•	The company determines in which country it is to pay such bonus pursuant to the executive’s work contract. In the event that work contracts co-exist, the company will only pay the bonus under one of the contracts at its discretion.

•	The settled, paid amount will be subject to the corresponding tax management regarding each board member and each executive according to the country of residence and the company that employs the person and/or pays the benefit.

•	The executive who is a plan beneficiary will be responsible for meeting the applicable tax regulations according to the country of residence and/or his/her nationality.

•	To redeem the bonuses of the AviancaTaca Holding S.A. Board of Directors members, the Human Talent Vice President’s Office will define the procedure and applicable forms and will notify the Beneficiaries and the Trustee on a timely basis.

•	The breakdown to handle the plan, forms, and other elements will be included in the “Instructions for the Beneficiary of the Temporary Bonus Plan Associated with the Behavior of the AviancaTaca Holding Preferential Stock” that will be published and delivered to each of the executives that benefit from the temporary incentive plan related to the shares.

7.	Additional Considerations

AviancaTaca Holding S.A. and the Operating Companies can modify the Plan during its term and with future effect as of the date on which such modifications become effective. Likewise, they will agree upon the relevant changes to the Trust Agreement entered into to administer the plan and will proceed to notify such changes to the beneficiaries thereof.

Annex 1

Allocation of the Bonus Units

Regarding the total 18,026,158 Bonus units available to be allocated, such allocation will be carried out among the Beneficiaries pursuant to the following groups and allocation percentages:

Beneficiaries	Percentage
Board of Directors Members (11 Members)	5.00%
Chief Executive Officer (1)	4.30%
Chief Operating Officer (1)	20.3%
Chief Financial Officer (1)	2.03%
Area Vice Presidents and Secretary General (21)	20.94%
Division Directors (101)	55.70%
Provision for Future Allocations	10.00%
Total	100.00%

The number of Bonus units corresponding to each Beneficiary will be determined by the Human Talent Vice President’s Office.